Exhibit 99.1

Contact: TomoTherapy Incorporated
Stephen C. Hathaway, CFO
608-824-2800

TomoTherapy Reports Second Quarter Financial Results
Madison, Wis. — July 31, 2008 — TomoTherapy Incorporated (NASDAQ: TOMO), producer of the Hi ·Art® treatment system for advanced radiation therapy, today released financial results for the second quarter ended June 30, 2008.
For the second quarter, the company reported revenue of $52.0 million, an increase of 19% from $43.7 million in the second quarter of 2007. The company incurred a net loss of $6.9 million, or $0.14 per share, compared to a pro forma net loss of $0.7 million, or $0.02 per share, for the second quarter of 2007. The 2007 pro forma results do not include the accretion of redeemable convertible preferred stock of $102.6 million. Including the accretion, the 2007 second quarter net loss attributable to common shareholders was $103.3 million, or $3.15 per share.
Second quarter 2008 gross margins were 24.1% compared to 33.2% in the prior year period. The lower margins stemmed from higher service and support costs associated with the growing installed base. In addition, the company added to both its warranty accrual and inventory reserve during the quarter. Operating expenses increased to $23.7 million in the second quarter, including two items: $1.9 million of expenses associated with TomoTherapy’s new subsidiary, Compact Proton Acceleration Corporation (CPAC); and a bad debt expense totaling $2.7 million. Without these two items, operating expenses increased 14% from the second quarter of 2007. While the company continues to make investments to support future growth, management has slowed operational spending to better align it with current revenue levels.
The value of new sales orders received during the second quarter of 2008 was $72.9 million, an 11% decrease from the second quarter of 2007, but up 33% from the first quarter of 2008. The company experienced some softness in the U.S. order flow, which was partially offset by stronger performance in Europe. For the first time, management is seeing indications that weakness in the U.S. economy may be impacting new orders. Some orders that the company expected to receive in the second quarter were not placed due to lack of funding; in other situations there were unexpected delays in purchasing decisions which may have been related to economic uncertainty.

In addition, TomoTherapy removed orders totaling approximately $53 million from its backlog. Reasons for this action include: economic issues; uncertain timing of shipments to its Japanese distributor; competitive losses of two customers; and refining the definition of backlog. Backlog will now only include firm orders that the company believes are highly likely to ship within the next two years, the majority of which management expects to be converted into revenue within 12 months. Backlog does not include any revenue from service contracts, which are a growing portion of the company’s business. As a result of these factors, as of June 30, 2008, TomoTherapy had a revenue backlog of $234 million, a 13% increase from the backlog at June 30, 2007. TomoTherapy continues to believe that backlog is the best measure of its business and future revenue.
“We are disappointed with our second quarter results, especially the new order flow from the U.S. market,” said Fred Robertson, TomoTherapy’s CEO. “The second quarter in the U.S. felt a lot like the first quarter in Europe. Our domestic sales team had a list of prospects that were expected to close during the quarter, but a number of them did not. We saw a nice turnaround in Europe during the second quarter, and Europe is now ahead of its plan year to date. As we’ve said before, our business fluctuates from quarter to quarter. We believe that the U.S. softness is a short-term issue and not a long-term trend. Our sales team is focused on reversing this situation.
“2008 is proving to be more challenging than we originally anticipated. However, our current backlog, the clinical experiences of our customers and the new features identified in our product roadmap—some of which we will showcase at ASTRO this September—give us confidence in the superiority of the Hi ·Art system to provide the best treatments to cancer patients and the ability to drive the company’s future revenue growth.”
Six-Month Results
For the six months ended June 30, 2008, TomoTherapy reported revenue of $90.9 million, a 4% decrease from $94.9 million for the six months ended June 30, 2007. The 2008 net loss was $13.0 million, or $0.26 per share, compared to pro forma net income of $3.2 million, or $0.15 per diluted share, for 2007, which excludes preferred stock accretion effects. Including the accretion of redeemable convertible preferred stock of $237.6 million, the net loss attributable to common shareholders was $234.3 million, or $10.71 per share, for the first six months of 2007.
Year to date, gross margins were 22.8% in 2008 versus 38.3% in 2007, due chiefly to lower revenue and higher service and support costs in the first half of 2008. Operating expenses, including the $1.9 million of CPAC expenses, increased 35% to $43.9 million.

Outlook
“Based on what we are currently seeing in the marketplace and after further analyzing the expected timing of customer deliveries, we are lowering our annual guidance to reflect softer conditions,” said Robertson. For fiscal 2008, management now anticipates revenue of $190 million to $210 million and a net loss in the range of $0.28 to $0.43 per share.
Most of the company’s revenue is recognized based on the customer’s acceptance of the Hi ·Art system. Thus, quarter-to-quarter fluctuations in revenue are normal and revenue is difficult to accurately forecast because it is based on the timing of customers’ readiness to receive their systems.
Based on the anticipated timing of customers’ construction projects that must be completed prior to system delivery, management continues to expect 2008 to be heavily weighted to the end of the year, especially the fourth quarter. Third quarter revenue is expected to be below the revenue reported in the first quarter.
Concluded Robertson, “Despite near-term challenges, we are confident in TomoTherapy’s technology leadership position. We intend to continue to invest in strategies to deliver profitable growth in the future. These include initiatives to drive innovation, expand our global market presence, deliver best-in-class customer service, and enhance quality and reliability—while aligning expenses with expected revenue growth.”
Investor Conference Call
TomoTherapy will conduct a conference call on its second quarter 2008 results at 5:00 p.m. EDT today (4:00 p.m. CDT). To hear a live Webcast or replay of the call, visit the Investor Relations page at TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-866-203-3436 from inside the United States or 1-617-213-8849 from outside the United States, and enter passcode 82106956. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering passcode 48347230. The telephone replay will be available through 11:59 p.m. CDT on Monday, August 4, 2008.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with radiation therapy to deliver radiation treatment with speed and precision while reducing radiation exposure to surrounding healthy tissue, which can lead to improved patient outcomes. The company’s stock is traded on the NASDAQ Global Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of our technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenue	$52,021	$43,715	$90,921	$94,878
Cost of revenue	39,496	29,191	70,178	58,543

Gross profit	12,525	14,524	20,743	36,335

Operating expenses:
Research and development	10,044	7,692	19,569	14,847
Selling, general and administrative	13,635	9,093	24,303	17,718

Total operating expenses	23,679	16,785	43,872	32,565

Income (loss) from operations	(11,154)	(2,261)	(23,129)	3,770
Other income (expense):
Interest income	1,090	1,265	2,864	1,397
Interest expense	(6)	(36)	(17)	(74)
Other income (expense), net	(82)	(158)	(156)	(151)

Total other income	1,002	1,071	2,691	1,172

Income (loss) before income tax	(10,152)	(1,190)	(20,438)	4,942
Income tax expense (benefit)	(1,806)	(537)	(5,920)	1,709

Income (loss) before noncontrolling interest in subsidiary	(8,346)	(653)	(14,518)	3,233
Noncontrolling interest in subsidiary	(1,485)	—	(1,485)	—

Net income (loss)	(6,861)	(653)	(13,033)	3,233
Accretion of redeemable convertible preferred stock	—	(102,634)	—	(237,582)

Net loss attributable to common shareholders	$(6,861)	$(103,287)	$(13,033)	$(234,349)

Net loss per share attributable to common shareholders
Basic and diluted	$(0.14)	$(3.15)	$(0.26)	$(10.71)

Weighted average common shares outstanding used in computing net loss per share attributable to common shareholders
Basic and diluted	50,173	32,819	50,098	21,872

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(unaudited)
	June 30,	December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$60,581	$191,780
Short-term investments	98,905	—
Receivables, net	44,563	44,596
Inventories	75,135	53,171
Deferred tax assets	9,155	3,433
Prepaid expenses and other current assets	4,608	1,622

Total current assets	292,947	294,602
Property and equipment, net	21,938	19,894
Deferred tax assets	6,456	6,027
Other non-current assets, net	9,709	6,642

TOTAL ASSETS	$331,050	$327,165

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$16,410	$17,655
Accrued expenses	16,894	21,699
Accrued warranties	7,325	7,973
Deferred revenue	23,321	15,517
Customer deposits	25,364	20,309

Total current liabilities	89,314	83,153
Other non-current liabilities	5,502	5,318

TOTAL LIABILITIES	94,816	88,471
Noncontrolling interest in subsidiary	(1,485)	—
TOTAL SHAREHOLDERS’ EQUITY	237,719	238,694

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$331,050	$327,165

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(In thousands)
(unaudited)

	Three months ended June 30, 2008				Six months ended June 30, 2008
	Tomo	CPAC	Elims	Consolidated	Tomo	CPAC	Elims	Consolidated
Revenue	$52,021	$—	$—	$52,021	$90,921	$—	$—	$90,921
Cost of revenue	39,496	—	—	39,496	70,178	—	—	70,178

Gross profit	12,525	—	—	12,525	20,743	—	—	20,743

Operating expenses:
Research and development	8,366	1,678	—	10,044	17,891	1,678	—	19,569
Selling, general and administrative	13,371	264	—	13,635	24,039	264	—	24,303

Total operating expenses	21,737	1,942	—	23,679	41,930	1,942	—	43,872

Income (loss) from operations	(9,212)	(1,942)	—	(11,154)	(21,187)	(1,942)	—	(23,129)
Other income (expense):
Interest income	1,088	2	—	1,090	2,862	2	—	2,864
Interest expense	(6)	—	—	(6)	(17)	—	—	(17)
Other income (expense), net	(82)	—	—	(82)	(156)	—	—	(156)

Total other income	1,000	2	—	1,002	2,689	2	—	2,691

Income (loss) before income tax	(8,212)	(1,940)	—	(10,152)	(18,498)	(1,940)	—	(20,438)
Income tax expense (benefit)	(1,806)	—	—	(1,806)	(5,920)	—	—	(5,920)

Income (loss) before noncontrolling interest in subsidiary	(6,406)	(1,940)	—	(8,346)	(12,578)	(1,940)	—	(14,518)
Noncontrolling interest in subsidiary	—	—	(1,485)	(1,485)	—	—	(1,485)	(1,485)

Net income (loss)	$(6,406)	$(1,940)	$1,485	$(6,861)	$(12,578)	$(1,940)	$1,485	$(13,033)